Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the amended Registration Statement (Form S-8 No. 333-49592) pertaining to the Bank Mutual Corporation 401(k) Plan of our report dated June 3, 2003, with respect to the financial statements and schedules of the Bank Mutual Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/    Wipfli LLP

November 20, 2003

Green Bay, Wisconsin